Exhibit 10.1

SEVENTH AMENDED AND RESTATED

KENSEY NASH CORPORATION

EMPLOYEE INCENTIVE COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT

1.1 Purpose. The Seventh Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the “Plan”), which amends and restates the Sixth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the (“Prior Plan”), is hereby established by Kensey Nash Corporation (“Company”). The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as defined herein) to the extent deemed appropriate by the Committee (as defined herein). The Plan and the grant of awards hereunder are expressly conditioned upon the Plan’s approval by the stockholders of the Company. If such approval is not obtained, then this Plan and all Awards (as defined herein) hereunder shall be null and void ab initio with respect to all Awards granted on or after the Effective Date (as defined below). The Plan is adopted (and accordingly, the Prior Plan is amended and restated), subject to stockholder approval, effective as of December 10, 2008 (the “Effective Date”), and the Plan’s terms shall govern Awards granted hereunder (including all prior versions hereof) before, on or after the Effective Date.

ARTICLE II

DEFINITIONS

As used in the Plan, in addition to terms defined elsewhere in the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means a corporation or other entity (i) controlled by or under common control with the Company (as defined in Section 414(b) or (c) of the Code) and which, in the case of grants of Stock Options and Stock Appreciation Rights would, together with the Company, be classified as the “service recipient” (as defined under Section 409A of the Code) with respect to a Participant.

2.2 “Agreement” or “Award Agreement” means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

2.3 “Award” means any Option, SAR, Restricted Stock, Stock, Other Stock-Based Award, Performance Award or Cash Incentive Award, together with any other right or interest granted to a Participant under the Plan.

2.4 “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted hereunder. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s Representative.

2.5 “Board of Directors” or “Board” means the Board of Directors of the Company.

2.6 “Cash Incentive Award” means a conditional right granted to a Participant under Section 9.3(c) hereof to receive a cash payment, unless otherwise determined by the Committee, after the end of a specified period.

2.7 “Cause” shall mean, for purposes of whether and when a Participant has incurred a Termination of Service for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “cause” or a substantially equivalent term, then Cause shall mean (a) any act or failure to act deemed to constitute cause under the Company’s established practices, policies or guidelines applicable to the Participant or (b) the Participant’s act or omission which constitutes gross misconduct with respect to the Company or an Affiliate in any material respect, including, without limitation, an act or omission of a criminal nature, the result of which is detrimental to the interests of the Company or an Affiliate, or conduct, or the omission of conduct, which constitutes a material breach of a duty the Participant owes to the Company or an Affiliate.

2.8 “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 11.2 and 11.3, respectively.

2.9 “Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed regulations) thereunder and any other effective guidance thereunder, and includes any subsequent Internal Revenue Code.

2.10 “Commission” means the Securities and Exchange Commission or any successor agency.

2.11 “Committee” means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that the Committee shall consist solely of two or more directors, each of whom is a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act and each of whom is also an “outside director” under Section 162(m) of the Code.

2.12 “Common Stock” means the shares of the $0.01 par value common stock of the Company, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

2.13 “Company” means Kensey Nash Corporation, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

2.14 “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.16 “Effective Date” means December 10, 2008.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.18 “Fair Market Value” means the value determined on the basis of the good faith determination of the Committee, without regard to whether the Common Stock is restricted or represents a minority interest, pursuant to the applicable method described below:

(a)	if the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the closing price of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by NASDAQ, as the case may be;

(b)	if the Common Stock is not listed on a national securities exchange or quoted on NASDAQ, but is actively traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), or the most recent preceding date for which such quotations are reported; and

(c)	if, on the relevant date, the Common Stock is not publicly traded or reported as described in (a) or (b) above, the value determined in good faith by the Committee in accordance with Section 409A of the Code.

2.19 “Grant Date” means the date as of which an Award is granted pursuant to the Plan.

2.20 “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.21 “NASDAQ” means The Nasdaq Stock Market, including the Nasdaq Global Select Market (or any successor thereto).

2.22 “Nonqualified Stock Option” means an Option to purchase Common Stock in the Company granted under the Plan, the taxation of which is pursuant to Section 83 of the Code.

2.23 “Option Period” means the period during which an Option shall be exercisable in accordance with the related Agreement and Article VI.

2.24 “Option Price” means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3(b).

2.25 “Other Stock-Based Awards” means Awards granted to a Participant under Section 9.2 hereof.

2.26 “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term “Participant” shall mean such Representative. The term shall also include a trust for the benefit of the Participant, a partnership the interest of which was held by or for the benefit of the Participant, the Participant’s parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant’s descendants, to which an Award has been assigned or transferred and to the extent permitted by the Committee and the Plan. Notwithstanding the foregoing, the term “Termination of Service” shall mean the Termination of Service of the person to whom the Award was originally granted.

2.27 “Performance Award” means a right, granted to a Participant under Section 9.3 hereof, to receive Awards based upon performance criteria specified by the Committee.

2.28 “Plan” means the Seventh Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, as herein set forth and as may be amended from time to time.

2.29 “Prior Plan” means the Sixth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan.

2.30 “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant’s death; or (d) any person to whom an Option has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

2.31 “Restricted Stock” means Common Stock granted to a Participant under Section 8.1 hereof that is subject to certain restrictions and to a risk of forfeiture.

2.32 “Retirement” means the Participant’s Termination of Service after attaining either the normal retirement age or the early retirement age as defined in the principal (as determined by the Committee) tax-qualified plan of the Company or an Affiliate, if the Participant is covered by such a plan, or if the Participant is not covered by such a plan or such a plan does not have an applicable definition of retirement age, then age 65, or age 55 with the accrual of 10 years of service, as determined by the Committee.

2.33 “Rule 16b-3” and “Rule 16a-1(c)(3)” mean Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.34 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.35 “Stock Appreciation Right” or “SAR” means a right granted under Article VII.

2.36 “Stock Option” or “Option” means a right granted to a Participant under Section 6.1 hereof to purchase Common Stock or other Awards at a specified price during specified time periods.

2.37 “Strike Price” shall have the meaning set forth in Section 7.3(b).

2.38 “Termination of Service” means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer, independent contractor, director or employee of the Company or of any Affiliate, or to be an officer, independent contractor, director or employee of any entity that provides services to the Company or an Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or an Affiliate of the Company, the Agreement shall establish what act or event shall constitute a Termination of Service for purposes of the Plan. A transfer of employment from the Company to an Affiliate, or from an Affiliate to the Company, shall not be a Termination of Service, unless expressly determined by the Committee. A Termination of Service shall occur for an employee who is employed by an Affiliate of the company if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate of the Company. The Committee shall have the discretion to determine when a Participant, who terminates service as an employee, but continues to provide services in the capacity of a consultant or non-employee director, has incurred a Termination of Service.

ARTICLE III

ADMINISTRATION

3.1 Committee Structure and Authority. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a)	to select those persons to whom Awards may be granted from time to time;

(b)	to determine whether, when and to what extent Awards or any combination thereof are to be granted hereunder;

(c)	to determine the number of shares of Common Stock to be covered by each stock-based Award granted hereunder;

(d)	to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any Award, any shares of Common Stock relating thereto, any applicable performance criteria and the satisfaction of any such criteria);

(e)	to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 12.1;

(f)	to determine under what circumstances an Award may be settled in cash or Common Stock;

(g)	to provide for the forms of Agreements to be utilized in connection with the Plan;

(h)	to determine whether a Participant has a Disability or a Retirement;

(i)	to determine what securities law requirements are applicable to the Plan, Awards and the issuance of shares of Common Stock under the Plan and to require of a Participant that appropriate action be taken with respect to such requirements;

(j)	to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

(k)	to interpret and make final determinations with respect to the remaining number of shares of Common Stock available under this Plan;

(l)	to require, as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any Federal, state or local taxes as may be necessary in order for the Company or an Affiliate to obtain a deduction or as may be otherwise required by law;

(m)	to determine whether and with what effect a Participant has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(n)	to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

(o)	to determine the restrictions or limitations on the transfer of any Award and any Common Stock underlying an Award;

(p)	to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

(q)	to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements;

(r)	to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

(s)	to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan (including, without limitation, rules and procedures applicable to any Awards constituting deferred compensation under Code Section 409A and any applicable terms and definitions as the Committee determines appropriate) as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to Awards granted at different times or to different Participants.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion and, in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No determination shall be subject to de novo review if challenged in court.

ARTICLE IV

STOCK SUBJECT TO PLAN

4.1 Number of Shares. Subject to the adjustment as provided under Section 4.6, the aggregate number of shares of Common Stock which may be delivered under the Plan shall not exceed the sum of (a) seven hundred thousand (700,000), plus (b) the number of remaining shares of Common Stock available for Awards under the Prior Plan as of the Effective Date (i.e., shares not subject to outstanding Awards under the Prior Plan and not delivered out of the shares reserved thereunder). Of the 700,000 shares of Common Stock available under subsection (a) above, only 100,000 of such shares may be used for share-based Awards other than Options and Stock Appreciation Rights (“Full Value Awards”) and the other 600,000 such shares must be used exclusively for share-based Awards consisting of Options and Stock Appreciation Rights. Of the shares of Common Stock available under subsection (b) above, no such shares shall be allowed to be used for Full Value Awards under the Plan. Shares of Common Stock available for distribution pursuant to Awards under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2 Release of Shares. Subject to the terms of this Section 4.2, if any shares of Common Stock that are subject to any Award (including Awards made under the Prior Plan or its predecessor amended and restated plans) cease to be subject to an Award or are forfeited, or if any Award is settled in cash or otherwise terminates without issuance of shares of Common Stock being made to the Participant, such shares, in the discretion of the Committee, may again be available for distribution in connection with Awards under the Plan; provided, however, that any such shares of Common Stock resulting from the forfeiture of a Full Value Award (as described in Section 4.1) shall be reallocated for future grants of Full Value Awards under the Plan. A number of shares equal to the greater of each share of Common Stock delivered upon exercise of a SAR and the number of shares of Common Stock underlying such SAR (whether the distribution is made in cash, shares of Common

Stock or a combination of cash and shares of Common Stock) shall reduce the number of available shares of Common Stock under the Plan by one (1) share, other than a SAR that, by its terms, from and after the Grant Date thereof is payable only in cash, in which case the number of such available shares shall not be reduced. Any shares (whether or not restricted) of Common Stock that the Company receives in connection with the exercise or payment of an Award, including the satisfaction of any tax withholding obligation, shall not again be available for Awards under the Plan.

4.3 Restrictions on Shares. Shares of Common Stock issued as or in conjunction with an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in an Award Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to (i) the listing of such shares on any stock exchange or NASDAQ (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under Federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation . The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company’s official stockholder records as having been issued or transferred. Upon exercise or payment of the Award or any portion thereof, subject to other applicable provisions of the Plan, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company’s official stockholder records, except as provided herein or in an Agreement.

4.5 Best Efforts To Register. The Company will use its reasonable best efforts to register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon after stockholder approval of the Plan as the Committee, in its sole discretion, shall deem such registration appropriate. The Company will use its reasonable best efforts to cause the registration statement to become effective and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) one year following the expiration of the Option Period of the last Option outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all Participants have disposed of all shares delivered pursuant to any Award. The Company may delay the foregoing obligation if the Committee reasonably determines that any such registration would materially and adversely affect the Company’s interests or if there is no material benefit to Participants.

4.6 Adjustments. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company stock offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the exercise price per share of outstanding Awards, the limitations set forth in Section 5.2 and performance conditions and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that the Committee may limit any such adjustment so as to maintain the deductibility of the Awards under Code Section 162(m) or to continue to maintain an exemption for an Award under Code Section 409 or to prevent a violation of Code Section 409A with respect to any Award. Any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as shall reasonably be determined by the Committee.

ARTICLE V

ELIGIBILITY

5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are directors, officers, employees and consultants of the Company or any Affiliate of the Company, who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its Affiliates. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the person’s functions and responsibilities, the person’s contributions to the Company and its Affiliates, the value of the individual’s service to the Company and its Affiliates and such other factors deemed relevant by the Committee.

5.2 Per-Person Award Limitations. Subject to adjustment under Section 4.6, the maximum number of shares of Common Stock that may be covered by Stock Options, Stock Appreciation Rights, Restricted Stock, Other Stock Based Awards and other Awards that are payable in Shares, in the aggregate, granted to any one Participant during any three consecutive fiscal years of the Company shall be 1,000,000 shares of Common Stock. In addition, the maximum aggregate amount that may be paid out as Cash Incentive Awards to a Participant or other cash Awards in any fiscal year of the Company shall be $1,000,000.

ARTICLE VI

STOCK OPTIONS

6.1 General. The Committee shall have authority to grant Stock Options under the Plan at any time or from time to time. Stock Options may be granted alone or in addition to other Awards and may be either Incentive Stock Options or Nonqualified Stock Options. A Stock Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements), including, without limitation, payment of the Option Price.

6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Committee determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant to the extent that such execution is required, or otherwise on the Grant Date of the Stock Option; provided, however, any such execution shall not in any way impact the Grant Date or Option Price of the Stock Option. Only a person who is a common-law employee of the Company, any “parent corporation” of the Company or a “subsidiary” of the Company (as such terms are defined in Section 424 of the Code) on the Grant Date shall be eligible to be granted an Option which is intended to be and is an Incentive Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such Section 422.

6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)	Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Stock Option shall be exercisable more than ten (10) years after the Grant Date of the Stock Option. In the case of an Incentive Stock Option granted to an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a “parent corporation” of the Company or any “subsidiary” of the Company (each as defined in Section 424 of the Code), the Option Period shall not exceed five (5) years from the Grant Date. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

(b)	Option Price. The Option Price per share of the Common Stock purchasable under a Stock Option shall be determined by the Committee; provided, however, that the Option Price per share shall be not less than the Fair Market Value per share on the Grant Date of the Option. If such Option is intended to qualify as an Incentive Stock Option and is granted to an individual who owns or who is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a “parent corporation” of the Company or any “subsidiary” of the Company (each as defined in Section 424 of the Code), the Option Price per share shall not be less than one hundred ten percent (110%) of such Fair Market Value per share on the Grant Date of the Option.

(c)	Exercisability. Subject to Section 11.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part. In addition, the Committee may at any time accelerate the exercisability of any Stock Option. If the Committee intends that an Option be an Incentive Stock Option, the Committee may, in its discretion, provide that the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock as to which such Incentive Stock Option which is exercisable for the first time during any calendar year shall not exceed $100,000.

(d)

Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant’s giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Committee may accept. If approved by the Committee, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iii) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called “cashless” exercise); or (iv) by any combination of the foregoing. If payment of the Option Price of a Nonqualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Common Stock to be received upon such exercise that is equal to the number of shares of Restricted Stock used for payment of the Option Price shall be subject to the same forfeiture provisions to which such Restricted Stock was subject, unless otherwise determined by the Committee. In the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. No shares of Common Stock shall be issued until full payment therefor, as determined by the Committee, has been made. Subject to any forfeiture provisions that may apply if a Stock Option is exercised using Restricted Stock, a Participant shall have all of the rights of a stockholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid in full the Option Price for such shares and such shares have been recorded on the Company’s official stockholder records as having been issued or transferred.

(e)	Non-transferability of Options. Except as provided herein or in an Agreement, no Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant’s lifetime only by the Participant. Notwithstanding the foregoing, unless otherwise not permitted by the Plan or an Agreement, Nonqualified Stock Options may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Participant means any member of the Immediate Family of such Participant, any trust of which all of the primary beneficiaries are such Participant or members of his or her Immediate Family, or any partnership, limited liability company, corporation or and similar entity of which all of the partners, members or stockholders are such Participant or members of his or her Immediate Family; and the “Immediate Family” of a Participant means the Participant’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Such transferred Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.

6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Service due to death, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year (or such other period or no period as the Committee may specify) or until the expiration of the Option Period, whichever period is the shorter. To the extent that such Stock Options are not exercised at the end of such one (1) year period, the Options shall be immediately cancelled and forfeited to the Company.

6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Service due to a Disability, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable by the Participant for the one (1) year period (or such other period or no period as the Committee may specify) immediately following the date of such Termination of Service or until the expiration of the Option Period, whichever period is shorter, and the Participant’s death at any time following such Termination of Service due to Disability shall not affect the foregoing. In the event of Termination of Service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

6.6 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Service which is a Retirement, or the Termination of Service is involuntary on the part of the Participant (but is not due to death or Disability or with Cause), (a) any unvested Stock Option (or portion thereof) held by such Participant shall thereupon terminate, and (b) any Stock Option (or portion thereof) that is vested as of the date of such Termination of Service shall be exercisable for the lesser of the ninety (90) day period commencing with the date of such Termination of Service or until the expiration of the applicable Option Period. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Service which is either (a) voluntary on the part of the Participant (and is not a Retirement) or (b) with Cause, the Option shall terminate immediately. The death or Disability of a Participant after a Termination of Service otherwise provided herein shall not extend the time permitted to exercise an Option.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefor in shares of the Common Stock, cash or a combination thereof as herein provided, the amount described in Section 7.3(b).

7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan, in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option, and the exercise of a Stock Option shall result in the cancellation of a corresponding portion of the Stock Appreciation Right. Such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand-alone basis. The grant of a Stock Appreciation Right shall occur as of the date the Committee determines. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in this Plan.

7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)	Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee in accordance with this Section 7.3(a). If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Option would be exercisable in accordance with the provisions of Article VI; provided, however, that the term of the Stock Appreciation Right shall not exceed five years from the Grant Date of such Stock Appreciation Right. A Stock Appreciation Right which is granted on a stand-alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement; provided, however, that the term of the Stock Appreciation Right shall not exceed five years from the Grant Date of such Stock Appreciation Right. Stock Appreciation Rights shall be exercised by the Participant’s giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised.

(b)	Amount. Upon the exercise of a Stock Appreciation Right granted in conjunction with a Stock Option, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both as determined by the Committee or as otherwise permitted in an Agreement equal to the product of the excess of the Fair Market Value per share of Common Stock on the date of exercise over the Option Price per share of Common Stock specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised; provided, however, that the Option Price may not be less than the Fair Market Value per share of Common Stock on the Grant Date of the Stock Appreciation Right. In the case of a Stock Appreciation Right granted on a stand-alone basis, the Agreement shall specify the per share price of Common Stock to be used as the baseline measure for the value of a Stock Appreciation Right (the “Strike Price”); provided, however, that the Strike Price may not be less than the Fair Market Value per share of Common Stock on the Grant Date of the Stock Appreciation Right. The amount payable, if any, upon exercise of a Stock Appreciation Right shall be equal to the product of the excess of the per share Fair Market Value of the Common Stock on the date of exercise over the per share Strike Price multiplied by the number of shares subject to the Stock Appreciation Right being exercised.

(c)	Non-transferability of Stock Appreciation Rights. Except as provided herein or in an Agreement, no Stock Appreciation Rights or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant.

(d)	Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement or determined by the Committee.

(e)	Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price. In no event shall any amount paid with respect to shares of Common Stock pursuant to the Stock Appreciation Right exceed the difference between the aggregate Fair Market Value of such shares on the date of exercise and the Option Price with respect thereto.

ARTICLE VIII

RESTRICTED STOCK

8.1 General. The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria (such as length of tenure) as the Committee shall determine. The provisions of Restricted Stock Awards need not be the same with respect to any Participant.

8.2 Awards and Certificates. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a)	Limitations on Transferability. Subject to the provisions of the Plan and the Agreement, during a period set by the Committee commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in shares of Restricted Stock.

(b)	Rights. Except as otherwise provided in an Award Agreement, the Participant shall not have any voting rights or rights to receive any dividends with respect to shares subject to a Restricted Stock Award during the Restriction Period.

(c)	Acceleration. Based on service, performance by the Participant or by the Company or an Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

(d)	Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Service during the Restriction Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in shares subject to the Restricted Stock Award. Unless otherwise provided in an Agreement or as determined by the Committee, upon a Participant’s Termination of Service for any reason during the Restriction Period other than death or Disability, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s shares of Restricted Stock.

(e)	Delivery. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the Participant.

ARTICLE IX

OTHER AWARDS

9.1 Bonus Stock and Awards In Lieu of Obligations. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under other plans or compensatory arrangements, provided that, (a) in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisition of Common Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act and (b) if and to the extent any such Awards constitute deferred compensation within the meaning of Code Section 409A, the Committee shall apply such terms to the Award so as to either permit the Award to comply with, or be exempt from, Code Section 409A. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

9.2 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of, or the performance of, specified subsidiaries. Notwithstanding anything in this Section 9.2 to the contrary, if and to the extent any such Awards constitute deferred compensation within the meaning of Code Section 409A, the Committee shall apply such terms to the Award so as to either permit the Award to comply with, or be exempt from, Code Section 409A The Committee shall also have the authority to determine any other terms and conditions of such Awards as it deems appropriate. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 9.2 shall be purchased for such consideration, and paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.2.

9.3 Performance Awards.

(a)	Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and its timing, may be subject to performance conditions specified by the Committee. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 9.4(b) and 9.4(c) hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

(b)	Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to a person the Committee regards as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 9.3(b).

(i)	Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Section 9.3(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being “substantially uncertain.” The Committee may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards to the extent that such Awards are intended to satisfy the exception for “qualified performance-based compensation” under Code Section 162(m): (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 or the Nasdaq-U.S. Index; (3) net income or loss (either in the aggregate or on a per-share basis); (4) pre-tax earnings (either in the aggregate or on a per-share basis); (5) EBITDA or earnings before interest expense, taxes, depreciation and amortization (actual and adjusted and either in the aggregate or on a per-share basis); or (6) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items (either in the aggregate or on a per-share basis); (7) operating margin; (8) operating profit; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating income before payment of executive bonuses; (14) working capital; (15) pro forma net income, excluding equity compensation expense; (16) pro forma earnings per share, excluding equity compensation expense; (17) cash flow (either in the aggregate or on a per-share basis); (18) free cash flow (either in the aggregate or on a per-share basis); (19) gross revenues; (20) reductions in expense levels; (21) operating and maintenance cost management and employee productivity; (22) net economic value; (23) economic value added; (24) aggregate product unit and pricing targets; (25) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals related to acquisitions or divestitures; (26) achievement of objectives relating to diversity and/or employee turnover; (27) results of customer satisfaction surveys; and/or (28) debt ratings, debt leverage and debt service . The foregoing business criteria shall also be exclusively used in establishing performance goals for Cash Incentive Awards granted under Section 9.3(c) hereof to the extent that such Awards are intended to satisfy the exception for “qualified performance-based compensation” under Code Section 162(m).

(iii)	Performance Period: Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over such periods as may be specified by the Committee. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Code Section 162(m).

(iv)

Settlement of Performance Awards; Other Terms. Settlement of Performance Awards may be in cash or Common Stock, or other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award subject to this Section 9.3(b) that is intended to satisfy the exception under Code Section 162(m) for performance-based compensation. The Committee shall specify the circumstances in the Award Agreement under which such Performance Awards shall be forfeited or paid in the event of a Termination of Service or a Change in Control prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards.

(c)	Cash Incentive Awards Granted to Designated Covered Employees. The Committee may grant Cash Incentive Awards to Participants, including those designated by the Committee as likely to be Covered Employees, which Awards shall represent a conditional right to receive a payment in cash, unless otherwise determined by the Committee, after the end of a specified calendar year or calendar quarter or other period specified by the Committee, in accordance with this Section 9.3(c).

(i)	Cash Incentive Award. The Cash Incentive Award for Participants that the Committee regards as likely to be regarded as Covered Employees shall be based on achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9.3(b) and, for any other Participant, may be based on such criteria or any other criteria as specified by the Committee. The Committee may specify the amount of the individual Cash Incentive Award as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or another amount which need not bear a strictly mathematical relationship to such relationship criteria. The Committee may establish a Cash Incentive Award pool that includes Participants the Committee regards likely to be regarded as Covered Employees, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Cash Incentive Awards. The amount of the Cash Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9.3(b) hereof in the given performance period, as specified by the Committee. The Committee may specify the amount of the Cash Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii)	Potential Cash Incentive Awards. Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m), the Committee shall determine the Participants who will potentially receive Cash Incentive Awards for the specified year, quarter or other period, either as individual Cash Incentive Awards or out of an Cash Incentive Award pool established by such date, the applicable performance goal or goals, and the amount or method for determining the amount of the individual Cash Incentive Award or the amount of such Participant’s portion of the Cash Incentive Award pool or the individual Cash Incentive Award.

(iii)

Payout of Cash Incentive Awards. After the end of the specified year, quarter or other period, as the case may be, the Committee shall determine the amount, if any, of potential individual Cash Incentive Award otherwise payable to a Participant, the Cash Incentive Award pool and the maximum amount of potential Cash Incentive Award payable to each Participant in the Cash Incentive Award pool. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Cash Incentive Award shall be increased or reduced from the amount of his or her potential Cash Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of a Cash Incentive Award intended to qualify for the exception for “performance-based compensation” under Code Section 162(m). The Committee shall specify the circumstances in which a Cash Incentive Award shall be paid or forfeited in the event of Termination of Service by the Participant or a Change in Control prior to the end of the period for measuring performance or the payout of such Cash Incentive Award, and other terms relating to such Cash Incentive Award in accordance with the Plan. Upon the completion of the measuring period and the determination of the right to payment and the amount, the Committee shall direct the Committee to make payment, which shall occur no later than the later of (A) the fifteenth day of the third month following the end of the Participant’s taxable year in which the Participant earned the Cash Incentive Award or (B) the fifteenth day of the third month following the end of the Company’s taxable year in which the Participant earned the Cash Incentive Award.

(d)	Written Determinations. All determinations by the Committee as to the establishment of performance goals and the potential Performance Awards or Cash Incentive Awards related to such performance goals and as to the achievement of performance goals relating to such Awards, the amount of any Cash Incentive Award pool and the amount of final Cash Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Cash Incentive Awards.

ARTICLE X

PROVISIONS APPLICABLE TO STOCK ACQUIRED UNDER THE PLAN

10.1 Transfer of Shares. Except as otherwise provided in the Plan or an Agreement, Participant may at any time make a transfer of shares of Common Stock received pursuant to the exercise of an Award to his parents, spouse or descendants, to any trust for the benefit of the foregoing or to a partnership the interests of which are principally for the foregoing or to a custodian under a uniform gifts to minors act or similar statute for the benefit of any of the Participant’s descendants. Any transfer of shares received pursuant to the exercise of an Award shall not be permitted or valid unless and until the transferee agrees to be bound by the provisions of this Plan, and any provision respecting Common Stock under the applicable Agreement, provided that “Termination of Service” shall continue to refer to the Termination of Service of the Participant.

10.2 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant identified for “lock-up” by the underwriters managing the registered public offerering shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an exercise of an Award.

10.3 Committee Discretion. The Committee may in its sole discretion include in any Agreement an obligation that the Company purchase a Participant’s shares of Common Stock received upon the exercise of an Award (including the purchase of any unexercised Awards which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company, upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this Article X shall be construed by the Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee may from time to time determine. Notwithstanding any provision herein to the contrary, the Company may upon determination by the Committee assign its right to purchase shares of Common Stock under this Article X, whereupon the assignee of such right shall have all the rights, duties and obligations of the Company with respect to purchase of the shares of Common Stock.

10.4 No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Common Stock or an Award from such holder in accordance with the terms hereof.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Agreement, in the event of a Change in Control (as defined in Section 11.2):

(a)	Any Stock Appreciation Rights and Stock Options outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

(b)	The restrictions applicable to any Restricted Stock or other Award shall lapse, and such Restricted Stock or other Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(c)	The performance goals and other conditions with respect to any outstanding Performance Award or Cash Incentive Award shall be deemed to have been satisfied in full, and such Award shall be fully distributable, if and to the extent provided by the Committee in the Agreement relating to such Award or otherwise, notwithstanding that the Award may not be fully deductible to the Company under Section 162(m) of the Code.

11.2 Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a)	An acquisition of at least fifty percent (50%) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(b)	The approval by the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 11.2 as a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

(c)	A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11.2(c), that any individual who becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

Notwithstanding the foregoing provisions of this Section, the following shall be excluded from the events described in (a) and (b) above: (i) any acquisition by or consummation of a Corporate Transaction with the Company, an Affiliate or an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (ii) the acquisition by or consummation of a Corporate Transaction with any Person who beneficially owned, immediately prior to such acquisition or Corporate Transaction, directly or indirectly, fifty percent (50%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities,

or (iii) any acquisition or Corporate Transaction, if more than a majority of the beneficial ownership of the entity resulting from the acquisition or Corporate Transaction is held by Persons who held the beneficial ownership of the Outstanding Company Voting Securities before the acquisition or Corporate Transaction.

11.3 Special Treatment In the Event of a Change in Control. In order to maintain the Participant’s rights upon the occurrence of any event satisfying the definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to any such Award, either at the time the Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (ii) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving entity after such Change in Control. Additionally, in the event of any Change in Control with respect to Options and SARs, the Committee, as constituted before such Change in Control, may, in its sole discretion (except as may be otherwise provided in the Award Agreement): (a) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per share Option Price or Strike Price (as applicable) which is greater than the Change in Control Price (as defined below); or (b) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per share Option Price or Strike Price (as applicable) which is less than or equal to the Change in Control Price in exchange for a cash payment of an amount equal to (x) the difference between the Change in Control Price and the Option Price or Strike Price, multiplied by (y) the total number of shares of Common Stock underlying such Option or SAR that are vested and exercisable at the time of the Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable. The “Change in Control Price” means the lower of (i) the per share Fair Market Value of the Common Stock as of the date of the Change in Control, or (ii) the price paid per share of Common Stock as part of the transaction which constitutes the Change in Control

ARTICLE XII

MISCELLANEOUS

12.1 Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right or Restricted Stock Award theretofore granted without the Participant’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or made to comply with an exemption from, or prevent a violation of, Section 409A of the Code. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rule of any stock exchange or NASDAQ (or other public market) on which the Common Stock is listed (or regularly traded).

The Committee may amend the Plan at any time provided that (a) no amendment shall impair the rights of any Participant under any Award theretofore granted without the Participant’s consent, and (b) any amendment shall be subject to the approval or rejection of the Board.

The Committee may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant’s consent. Notwithstanding anything in the Plan to the contrary, neither the Board nor the Committee will be permitted to (i) amend an Option to reduce its Option Price, (ii) cancel an Option and re-grant an Option with a lower Option Price than the original Option Price of the cancelled Option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

12.2 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the Fair Market Value of Common Stock subject to the Award is equivalent in value to the cash compensation, or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Common Stock minus the value of the cash compensation surrendered. Notwithstanding the foregoing, no grant or substitution made pursuant to this Section 12.2 shall be made to the extent that such grant or substitution would violate Section 409A of the Code or prevent the Plan or an Award from qualifying for exemption under Section 409A of the Code.

12.3 Form and Timing of Payment Under Awards. Subject to the terms of the Plan and any applicable Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Award or settlement of an Award may be made in such form(s) as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer or in installments, as specified in the applicable Award Agreement. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). An Award may provide, without limitation, for the payment or crediting of reasonable interest on installment payments. Notwithstanding the foregoing, no form or timing of payment made pursuant to this Section 12.3 shall be made to the extent that such form or timing of payment would violate Section 409A of the Code or prevent the Plan or an Award from qualifying for exemption under Section 409A of the Code.

12.4 Status of Awards Under Code Section 162(m). The Committee has the discretion to determine whether Awards granted to persons who are Covered Employees within the meaning of Code Section 162(m) shall constitute “qualified performance-based compensation” satisfying the requirements of Code Section 162(m). Accordingly, to the extent that the Committee intends for an Award to constitute qualified performance-based compensation under Code Section 162(m), the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

12.5 Unfunded Status of Plan; Limits on Transferability. It is intended that the Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of domestic trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Unless otherwise provided in this Plan or in an Agreement, no Award shall be subject to the claims of Participants’ creditors and no Award may be transferred, assigned, alienated or encumbered in any way other than by will or the laws of descent and distribution or to a Representative upon the death of the Participant.

12.6 Section 409A of the Code.

(a)

To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code; provided, however, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Section 409A of the Code. The Company and its Affiliates make no guarantees to any person or entity regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Participant (or his or her Beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Section 409A of the Code or otherwise to be imposed, then the Participant (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Affiliates shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Participant (or his or her Beneficiaries, as applicable) for, any such additional taxes, fines or penalties.

(b)	Notwithstanding anything to the contrary in the Plan, if a Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date such Participant incurs a “separation from service” (as defined in as defined in Treasury Regulation Section 1.409A-1(h)), no Award, if and to the extent it constitutes deferred compensation, shall be paid or provided before the date that is six (6) months after such Participant’s separation from service (or upon his or her death, if earlier) (the “Restricted Period”). Any deferred compensation owed to the Participant during the Restricted Period, and for which payment is not otherwise provided, may be accumulated by the Company and paid to such Participant on the first business day after the end of the Restricted Period as specified in the Award Agreement. The foregoing restriction on the payment of deferred compensation amounts to the Participant during the Restricted Period shall not apply to the payment of employment taxes.

12.7 General Provisions.

(a)	Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award, as a condition to such purchase or receipt, to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof and as to other matters deemed necessary by the Committee to qualify the issuance of such shares for exemption from Federal and state securities law registration requirements. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(b)	No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

(c)	Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. If the Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give the Committee written notice of such disposition and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant. Unless otherwise determined by the Committee or provided in an Agreement or otherwise, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(d)	Reinvestment. The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall be permissible only if sufficient shares of Common Stock are available under the Plan for such reinvestment (taking into account then outstanding Options and other Awards).

(e)	Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant’s death are to be paid.

(f)	Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and, to the extent possible, to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

(g)	Offset. If and to the extent that the additional tax under Code Section 409A would not be imposed, any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

(h)	Fail Safe. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.8 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 12.8), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Notwithstanding the foregoing, in the event a Participant is a party to a written agreement with the Company or an Affiliate that provides for more favorable treatment for the Participant regarding Section 280G of the Code, including, but not limited to, the right to receive a gross-up payment for the excise tax under Section 4999 of the Code, such agreement shall be controlling.

12.9 No Rights with Respect to Continuance of Employment. Nothing contained herein or in an Agreement shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein or in an Agreement shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual’s becoming a Participant in, or receiving an Award under, this Plan.

12.10 Awards in Substitution for Awards Granted by Other Corporations. Awards (including cash in respect of fractional shares) may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Notwithstanding the foregoing, no grant or substitution made pursuant to this Section 12.10 shall be made to the extent that such grant or substitution would violate Section 409A of the Code or prevent the Plan or an Award from qualifying for an exemption under Section 409A of the Code.

12.11 Procedure for Adoption. Any Affiliate of the Company may, by resolution of such Affiliate’s board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

12.12 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such Affiliate, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

12.13 Delay. If at the time a Participant incurs a Termination of Service (other than due to Cause) or if at the time of a Change in Control, the Participant is subject to “short-swing” liability under Section 16 of the Exchange Act, any exercise period provided for under the Plan or an Agreement shall, to the extent necessary to avoid the imposition of liability, be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period, or the period for exercise of a Stock Appreciation Right as provided in the Agreement, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.

12.14 Headings. The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

12.15 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

12.16 Successors and Assigns. The Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives, successors and permitted assigns.

12.17 Entire Agreement. The Plan and each Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Plan shall control.

Executed on this 10th day of December, 2008.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Title:	President and CEO